Exhibit no. 3.1

PROMISSORY NOTE

Effective Date: As of August __, 2017	U.S. up to $500,000

FOR VALUE RECEIVED, PROTEA BIOSCIENCES GROUP, INC., a Delaware corporation (“Borrower” or the “Company”), having any address at 1311 Pineview Drive, Morgantown, West Virginia 26506, promises to pay to the order of SUMMIT RESOURCES, INC., a West Virginia corporation, having an address at 303 Middle Collison Road, Mount Lookout, West Virginia 26678, or its successors or assigns (the “Lender”) or any subsequent holder of this Note (with the Lender, the “Holder”), the sum of up to Five Hundred Thousand ($500,000) Dollars, or such lesser amount as may be funded by the Lender to the Borrower under this Note from time to time (the “Principal Amount”) and any interest, fees, charges, and late fees, on a date which shall be the earliest to occur of: (a) consummation of an underwritten public offering with Laidlaw & Company (UK) Ltd. or any other managing underwriter (the “Public Offering”), (b) a private placement of not less than $2,500,000 of long-term convertible notes and warrants or other securities to be placed by Emerging Growth Equities, LLC, or any other placement agent (the “Private Placement”) or December 31, 2017 (the “Maturity Date”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

1.           Additional Covenants of Borrower.

1.1           Initial Advance.           On the Effective Date of this Note, the Lender has made an initial loan and advance (the “Initial Advance”) to the Borrower of Six Hundred Forty Thousand ($440,000) Dollars; receipt of which is hereby acknowledged by Borrower.

1.2           Interest.           This Note shall accrue interest at the rate of ten (10%) per annum, (the “Interest Rate”) on the outstanding Principal Amount of this Note commencing as of the date of the Initial Advance. Interest on the then outstanding Principal Amount of this Note shall be payable together with each payment of such Principal Amount that is required to be made pursuant to Section 1.3 above. Upon the occurrence and during the continuation of an Event of Default (as defined below) interest shall automatically accrue on the outstanding Principal Amount beginning on the date the applicable Event of Default occurred at an interest rate equal to 20% per annum. Interest calculated hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, and shall be payable in accordance with the terms of this Note.

1.3           Prepayment.           The Borrower may prepay all or any portion of this Note at any time and from time to time prior to the Maturity Date upon giving the Lender not less than fifteen (15) days prior written notice of Borrower’s intention to make a prepayment (the “Prepayment Notice”); which shall specify (i) the Principal Amount of this Note being prepaid and (ii) the date fixed for such prepayment (the “Prepayment Date”).

1.4           Warrant.           In consideration of its making of the Loan, and in addition to interest and any other charges to be paid pursuant to this Note, the Borrower hereby grants to the Lender or its designees a seven (7) year warrant to purchase, for an initial exercise price of $0.075 per share, 60,000,000 shares of the common stock, $0.0001 par value per share (“Common Stock”), all in accordance with the terms and conditions of the Warrant annexed hereto as Exhibit A (the “Warrant”).

2.            Guaranty Agreement.           This Note and all of the obligations of the Borrower under all this Note shall be unconditionally and irrevocably guaranteed by the Subsidiary Guarantor, pursuant to the guaranty agreement in the form of Exhibit B annexed hereto.

3.             Defaults and Remedies.

3.1.            Defaults. The following are events of default under this Note (each, an “Event of Default”):

(a)        Borrower shall fail to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder, including, without limitation, any prepayment of this Note, as set forth in Section 1.3 above;

(b)        Borrower shall fail to deliver any Conversion Shares in accordance with the terms hereof;

(c)        a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days;

(d)        Borrower shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (e) Borrower shall make a general assignment for the benefit of creditors;

(f)        Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign);

(g)        an involuntary proceeding shall be commenced or filed against Borrower;

(h)        Borrower shall default or otherwise fail to observe or perform any material covenant, obligation, condition or agreement of Borrower contained herein or in the Warrant; or

(i)        any money judgment, writ or similar process shall be entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $100,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender.

3.2.            Remedies. At any time and from time to time after Holder becoming aware of the occurrence of any Event of Default and during the continuation of such Event of Default, the Holder of this Note may accelerate this Note by written notice to Borrower, with the outstanding Principal Amount together with all interest at the Default Interest Rate becoming immediately due and payable in cash.

4.             Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

5.             Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

6.             Payment of Collection Costs. If this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, then Borrower shall pay the costs incurred by Lender for such collection, enforcement or action including, without limitation, attorneys’ fees and disbursements. Borrower also agrees to pay for any costs, fees or charges of its transfer agent that are charged to Lender pursuant to any Conversion or issuance of shares pursuant to this Note.

7.           Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of West Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of West Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of West Virginia. The parties agree that the exclusive venue for any action, suit or proceeding brought pursuant to this Note or the Warrant shall be in the Circuit Court of Nicholas County, West Virginia and the parties agree to submit to such venue.

8.           Cancellation. After repayment or conversion of the entire outstanding Principal Amount plus all interest and other charges due hereunder, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

9.           Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

10.        Usury. The Borrower hereby covenants and agrees that the Loan and the transactions contemplated by this Note represents a non-traditional loan, instrument and financial arrangement and includes consideration provided by the Lender in addition to the proceeds of the Loan. Accordingly, the Borrower waives in all respects, any claim or defense of usury and any other claim or defense related, directly or indirectly, to any interest or other amount being charged in connection with the performance of its obligations hereunder and under any exhibit hereto.

11.       Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and the Warrant (subject to compliance with the provisions hereof and applicable securities laws) any shares of Common Stock issued upon exercise of the Warrant may be offered, sold, assigned or transferred by the Holder without the consent of Borrower. Lender shall promptly notify Borrower of any such transfer.

12.           Notices. Whenever notice is required to be given under this Note, such notice shall be given in accordance with the addresses set forth in this Note.

13.           Waiver of Jury Trial. EACH OF LENDER AND BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

14.           Voluntary Agreement. Borrower has carefully read this Note and has asked any questions needed for Borrower to understand the terms, consequences and binding effect of this Note and fully understand them. Borrower has had the opportunity to seek the advice of an attorney of Borrower’s choosing, or has waived the right to do so, and is executing this Note voluntarily and without any duress or undue influence by Lender or anyone else.

15.           Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

PROTEA BIOSCIENCES GROUP, INC.

By:
Name:	Stephen Turner
Title:	Chief Executive Officer

[Signature Page to Promissory Note]